                              AUTUMN RUN APARTMENTS
                            1627 COUNTRY LAKES DRIVE
                              NAPERVILLE, ILLINOIS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 30, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                     &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: AUTUMN RUN APARTMENTS
    1627 COUNTRY LAKES DRIVE
    NAPERVILLE, DUPAGE COUNTY, ILLINOIS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 320 units with a total of 245,748 square feet of rentable area. The improvements were built in 1986. The improvements are situated on 22.6454 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 30, 2003 is:

                                  ($23,300,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                /s/ Ken Kapecki
June 28, 2003                   Ken Kapecki, MAI
#053272                         Managing Principal, Real Estate Group
                                Illinois Certified General Real Estate Appraiser
                                 #153000331

Report By:
Seamus P. King

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................   4
Introduction ..............................................................   9
Area Analysis .............................................................  11
Market Analysis ...........................................................  14
Site Analysis .............................................................  16
Improvement Analysis ......................................................  16
Highest and Best Use ......................................................  17

                                    VALUATION

Valuation Procedure .......................................................  18
Sales Comparison Approach .................................................  20
Income Capitalization Approach ............................................  26
Reconciliation and Conclusion .............................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Autumn Run Apartments

LOCATION:                     1627 Country Lakes Drive
                              Naperville, Illinois

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 30, 2003
DATE OF REPORT:               June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                       22.6454 acres, or 986,434 square feet
  Assessor Parcel No.:        07-09-222-007
  Floodplain:                 Community Panel No. 1702130006C (May 18, 1992)
                              Flood Zone C and X, an area inside the floodplain.
  Zoning:                     R-4 (High Density Multi-Family Planning and
                              Development)

BUILDING:
  No. of Units:               320 Units
  Total NRA:                  245,748 Square Feet
  Average Unit Size:          768 Square Feet
  Apartment Density:          14.1 units per acre
  Year Built:                 1986

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                 Market Rent
                   Square    -------------------     Monthly      Annual
   Unit Type        Feet      Per Unit    Per SF     Income       Income
--------------------------------------------------------------------------
1Br/1Ba - 1A15      608      $    675    $ 1.11    $ 21,600    $  259,200
1Br/1Ba - 2A15      624      $    700    $ 1.12    $ 22,400    $  268,800
1Br/1Ba - 3A15      614      $    700    $ 1.14    $ 28,000    $  336,000
1Br/1Ba - 4A15      629      $    725    $ 1.15    $ 29,000    $  348,000
1Br/1Ba - 5A15      751      $    775    $ 1.03    $ 31,000    $  372,000
1Br/1Ba - 6A15      774      $    800    $ 1.03    $ 32,000    $  384,000
2Br/1Ba - 1B15      837      $    950    $ 1.14    $ 11,400    $  136,800
2Br/1Ba - 2B15      857      $    950    $ 1.11    $ 11,400    $  136,800
2Br/2Ba - 1C15    1,035      $  1,000    $ 0.97    $ 36,000    $  432,000
2Br/2Ba - 2C15    1,056      $  1,000    $ 0.95    $ 36,000    $  432,000
                                          Total    $258,800    $3,105,600

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

OCCUPANCY:                                97%
ECONOMIC LIFE:                            45 Years
EFFECTIVE AGE:                            15 Years
REMAINING ECONOMIC LIFE:                  30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[PICTURE]                                         [PICTURE]

SUBJECT PROPERTY LEASING OFFICE AND CLUBHOUSE   SUBJECT PROPERTY

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

     As Vacant:          Hold for future multi-family development
     As Improved:        Continuation as its current use

METHOD OF VALUATION:     In this instance, the Sales Comparison and Income
                         Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 7
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                         Amount              $/Unit
---------------------                                      -----------         --------------
Potential Rental Income                                    $3,105,600          $9,705
Effective Gross Income                                     $3,147,760          $9,837
Operating Expenses                                         $1,249,633          $3,905            39.7% of EGI
Net Operating Income:                                      $1,802,127          $5,632

Capitalization Rate                                        7.75%
DIRECT CAPITALIZATION VALUE                                $23,200,000 *       $72,500 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      14%
Stabilized Vacancy & Collection Loss:                      5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               8.25%
Discount Rate                                              10.75%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $23,100,000 *       $72,188 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $23,200,000         $72,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $64,615 to $90,857
  Range of Sales $/Unit (Adjusted)                         $74,308 to $90,857
VALUE INDICATION - PRICE PER UNIT                          $23,900,000 *       $74,688 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       6.76 to 8.74
  Selected EGIM for Subject                                7.40
  Subject's Projected EGI                                  $3,147,760
EGIM ANALYSIS CONCLUSION                                   $23,200,000 *       $72,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $22,700,000 *       $70,938 / UNIT

RECONCILED SALES COMPARISON VALUE                          $23,300,000         $72,813 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $23,900,000
  NOI Per Unit                                            $22,700,000
  EGIM Multiplier                                         $23,200,000
INDICATED VALUE BY SALES COMPARISON                       $23,300,000        $72,813 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $23,200,000
  Discounted Cash Flow Method:                            $23,100,000
INDICATED VALUE BY THE INCOME APPROACH                    $23,200,000        $72,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $23,300,000        $72,813 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1627 Country Lakes Drive, Naperville, DuPage County, Illinois. Naperville identifies it as 07-09-222-007.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Seamus P. King on May 30, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. Seamus P. King performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and Seamus P. King have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 30, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:    6 to 12 months
   EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Property Fund
XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Naperville, Illinois. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Kane County Boundary
West - Mill Street
South - North Aurora Road
North - Butterfield Road (Route 56)

MAJOR EMPLOYERS

Major employers in the subject's area include Lucent Technologies, Argonne National Lab, United Parcel Service, Edward Hospital, Indian Prairie School District, Northern Illinois Gas, Hinsdale Hospital, College of DuPage, DuPage County, Central DuPage Hospital, McMaster Carr Supply, Fermi National Lab, and Elmhurst Hospital. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                --------------------------------------------
     CATEGORY                   1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS       MSA
-------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                   9,243          56,104         162,332       8,502,982
5-Year Population                   10,370          64,958         187,091       9,110,378
% Change CY-5Y                        12.2%           15.8%           15.3%            7.1%
Annual Change CY-5Y                    2.4%            3.2%            3.1%            1.4%

HOUSEHOLDS
Current Households                   4,155          22,504          58,405       3,054,373
5-Year Projected Households          4,711          26,128          67,362       3,264,990
% Change CY - 5Y                      13.4%           16.1%           15.3%            6.9%
Annual Change CY-5Y                    2.7%            3.2%            3.1%            1.4%

INCOME TRENDS
Median Household Income         $   71,157      $   87,405      $   91,517      $   60,922
Per Capita Income               $   29,563      $   35,101      $   33,443      $   25,978
Average Household Income        $   67,864      $   88,476      $   93,118      $   72,319

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                    ----------------------------------------------
CATEGORY                            1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS         MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                50.18%            31.26%          25.13%           32.62%
5-Year Projected % Renting             48.60%            30.41%          24.20%           31.47%

% of Households Owning                 42.10%            63.47%          70.36%           61.13%
5-Year Projected % Owning              44.13%            64.78%          71.70%           62.69%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Offices/commercial businesses
South - Residential dwellings
East  - Apartments/commercial businesses
West  - Apartments

CONCLUSIONS

The subject is well located within the city of Naperville. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                MARKET ANALYSIS

The subject property is located in the city of Naperville in DuPage County. The overall pace of development in the subject's market is more or less decreasing. The Naperville/Aurora submarket's construction activity is flat for 2003. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region       Submarket
--------------------------------------
 4Q01            4.0%          6.8%
 1Q02            5.1%          9.8%
 2Q02            5.2%          8.4%
 3Q02            5.5%          7.6%
 4Q02            6.0%          8.1%
 1Q03            6.4%          8.4%

Source: Reis

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. Due to decreasing interest rates, single family housing is becoming more affordable, consequently the renter base has been decreasing driving down rents and occupancy. Also, a shift in demographics has changed, as the majority of the property's tenants are blue collar workers whose annual income is generally less than a white collar worker. As a result the marketing strategies have shifted to attract new tenants by offering concessions throughout the market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period          Region                % Change       Submarket       % Change
-----------------------------------------------------------------------------
 4Q01            $902                    -             $913              -
 1Q02            $894                  -0.9%           $907            -0.7%
 2Q02            $890                  -0.4%           $902            -0.6%
 3Q02            $896                   0.7%           $912             1.1%
 4Q02            $890                  -0.7%           $898            -1.5%
 1Q03            $879                  -1.2%           $863            -3.9%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                             COMPETITIVE PROPERTIES

 No.              Property Name         Units         Ocpy.  Year Built        Proximity to subject
--------------------------------------------------------------------------------------------------------
R-1          Country Lakes               640           95%     1984       Next to subject (west)
R-2          Chantecleer Lakes           304           96%     1983       1 mile east of the subject
R-3          McDowell Place Apartments   400           96%     1988       1 mile east of the subject
R-4          Hunters Glen                320           91%     1989       4.5 miles south of the subject
Subject      Autumn Run Apartments       320           97%     1986

The apartment sector has been adversely affected by the affordability of single-family homes and poor economic conditions. Owners have lowered rents, which has eliminated any opportunity for rent growth. Typically, apartment managers have been either decreasing rent or offering rent concessions (mostly 1-2 months free rent) to attract new tenants. The market is expected to have an upturn by the end of 2003 and continue to see rents increase thereafter.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   22.6454 acres, or 986,434 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           1702130006C, dated May 18, 1992
    Flood Zone                Zone C and X
  Zoning                      R-4, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                         ASSESSED VALUE - 2002
                               ---------------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND             BUILDING          TOTAL           MILL RATE          TAXES
--------------------------------------------------------------------------------------------------------------
07-09-222-007                  $708,860         $4,965,360        $5,674,220        $0.06836          $387,907

IMPROVEMENT ANALYSIS
  Year Built                  1986
  Number of Units             320
  Net Rentable Area           245,748 Square Feet
  Construction:
    Foundation                Concrete pier and beam
    Frame                     Wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, racquetball court, and parking area.

  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, skylights, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

Unit Mix:

                                              Unit Area
Unit Type             Number of Units         (Sq. Ft.)
-------------------------------------------------------
1Br/1Ba - 1A15              32                    608
1Br/1Ba - 2A15              32                    624
1Br/1Ba - 3A15              40                    614
1Br/1Ba - 4A15              40                    629
1Br/1Ba - 5A15              40                    751
1Br/1Ba - 6A15              40                    774
2Br/1Ba - 1B15              12                    837
2Br/1Ba - 2B15              12                    857
2Br/2Ba - 1C15              36                  1,035
2Br/2Ba - 2C15              36                  1,056

Overall Condition               Average
Effective Age                   15 years
Economic Life                   45 years
Remaining Economic Life         30 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1986 and consist of a 320-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

SUMMARY OF COMPARABLE SALES-IMPROVED

                                                                      COMPARABLE                  COMPARABLE
          DESCRIPTION                         SUBJECT                   I - 1                        I - 2
------------------------------------------------------------------------------------------------------------------
     Property Name                   Autumn Run Apartments     Greenway Trail Apartments    Sherry Naperville
LOCATION:
     Address                         1627 Country Lakes Drive  136 Greenway Trail           1821 Washington Street
     City, State                     Naperville, Illinois      Carol Stream, IL             Naperville, IL
     County                          DuPage                    DuPage                       DuPage
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)          245,748                   269,400                      156,600
     Year Built                      1986                      1977                         1975
     Number of Units                 320                       325                          164
     Unit Mix:                             Type         Total     Type           Total        Type           Total
                                     1Br/1Ba - 1A15      32    Studio/1BH           1       1BR/1BH           128
                                     1Br/1Ba - 2A15      32    1BR/1.5BH          228       2BR/2BH            36
                                     1Br/1Ba - 3A15      40    2BR/1.5BH           96
                                     1Br/1Ba - 4A15      40
                                     1Br/1Ba - 5A15      40
                                     1Br/1 Ba - 6A15     40
                                     2Br/1 Ba - 1B15     12
                                     2Br/1 Ba - 2B15     12
                                     2Br/2 Ba - 1C15     36
                                     2Br/2 Ba - 2C15     36

     Average Unit Size (SF)          768                       829                          955
     Land Area (Acre)                22.6454                   14.7500                      9.0900
     Density (Units/Acre)            14.1                      22.0                         18.0
     Parking Ratio (Spaces/Unit)     1.48                      Ample                        2.00
     Parking Type (Gr., Cov., etc.)  Open                      Open                         Open, Covered
CONDITION:                           Average                   Average                      Average
APPEAL:                              Average                   Good                         Good
AMENITIES:
     Pool/Spa                        Yes/Yes                   Yes/No                       Yes/No
     Gym Room                        No                        No                           No
     Laundry Room                    No                        Yes                          Yes
     Secured Parking                 No                        No                           No
     Sport Courts                    No                        Yes                          No
     Washer/Dryer Connection         Yes                       Yes                          No
     Fireplace                       No                        No                           No
     Balconies                       Yes                       Yes                          Yes
OCCUPANCY:                           97%                       95%                          93%
TRANSACTION DATA:
     Sale Date                                                 January, 2003                December, 2002
     Sale Price ($)                                            $21,000,000                  $12,600,000
     Grantor                                                   582 Redhill (LLC)            Protter Enterprises (Ltd)
     Grantee                                                   Greenway Apts. Ltd.          Sherry Apartments (LP)
                                                               Partnership
     Sale Documentation                                        R03-072490                   R02-347205
     Verification                                              Confidential                 Confidential
     Telephone Number
ESTIMATED PRO-FORMA:                                             Total $    $/Unit   $/SF     Total $   $/Unit   $/SF
     Potential Gross Income                                    $3,268,260  $10,056  $12.13  $1,549,800  $9,450  $9.90
     Vacancy/Credit Loss                                       $  163,413  $   503  $ 0.61  $  108,486  $  662  $0.69
     Effective Gross Income                                    $3,104,847  $ 9,553  $11.53  $1,441,314  $8,789  $9.20
     Operating Expenses                                        $1,241,939  $ 3,821  $ 4.61  $  504,456  $3,076  $3.22
     Net Operating Income                                      $1,862,908  $ 5,732  $ 6.92  $  936,858  $5,713  $5.98
NOTES:                                                         None                         Minor repairs reported



     PRICE PER UNIT                                                       $64,615                    $76,829
     PRICE PER SQUARE FOOT                                                $ 77.95                    $ 80.46
     EXPENSE RATIO                                                           40.0%                      35.0%
     EGIM                                                                    6.76                       8.74
     OVERALL CAP RATE                                                        8.87%                      7.44%
     Cap Rate based on Pro Forma or Actual Income?                      PRO FORMA                  PRO FORMA

                                                     COMPARABLE                  COMPARABLE                    COMPARABLE
          DESCRIPTION                                  I - 3                        I - 4                        I - 5
--------------------------------------------------------------------------------------------------------------------------------
     Property Name                            Remington Apartments         Hunters Glen Apartments      Mill Ponds Apartments
LOCATION:
     Address                                  525 Fair Meadows Drive       245 North Oakhurst Drive     1331 Modaff Road
     City, State                              Romeoville, IL               Aurora, IL                   Naperville, IL
     County                                   Will                         DuPage                       DuPage
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)                   332,206                      299,040                      205,931
     Year Built                               1999                         1989                         1988
     Number of Units                          350                          320                          216
     Unit Mix:                                  Type           Total         Type           Total         Type            Total
                                              1BR/1BH           169        1BR/1BH           128        1BR/1BH             72
                                              2BR/2BH           169        2BR/2BH           192        2BR/2BH            144
                                              3BR/2BH            12

     Average Unit Size (SF)                   949                          935                          953
     Land Area (Acre)                         29.1700                      14.8700                      13.4200
     Density (Units/Acre)                     12.0                         21.5                         16.1
     Parking Ratio (Spaces/Unit)              2.00                         0.46                         2.00
     Parking Type (Gr., Cov., etc.)           Open, Covered                Open, Covered                Open, Covered
CONDITION:                                    Very Good                    Good                         Average
APPEAL:                                       Good                         Good                         Average
AMENITIES:
     Pool/Spa                                 Yes/Yes                      Yes/No                       Yes/No
     Gym Room                                 Yes                          Yes                          No
     Laundry Room                             Yes                          No                           Yes
     Secured Parking                          Yes                          Yes                          No
     Sport Courts                             Yes                          Yes                          No
     Washer/Dryer Connection                  Yes                          Yes                          No
     Fireplace                                Yes                          Yes                          No
     Balconies                                Yes                          Yes                          Yes
OCCUPANCY:                                    93%                          90%                          96%
TRANSACTION DATA:
     Sale Date                                June, 2002                   February, 2002               May, 2001
     Sale Price ($)                           $31,800,000                  $22,800,000                  $14,684,000
     Grantor                                  Fairfield Romeoville (LP)    Realty Associates Fund III   State Bank of Countryside
     Grantee                                  JRC Remington (LLC)          R.E. Cedar (LP)              Mill Ponds Associates
     Sale Documentation                       R0-2109715                   R02-040364                   R01-079063
     Verification                             Confidential                 Confidential                 Confidential
     Telephone Number
ESTIMATED PRO-FORMA:                            Total $    $/Unit   $/SF     Total $    $/Unit   $/SF     Total $   $/Unit   $/SF
     Potential Gross Income                   $4,495,020  $12,843  $13.53  $3,732,300  $11,663  $12.48  $2,087,000  $9,662  $10.13
     Vacancy/Credit Loss                      $  314,651  $   899  $ 0.95  $  373,230  $ 1,166  $ 1.25  $        0  $    0  $ 0.00
     Effective Gross Income                   $4,180,369  $11,944  $12.58  $3,359,070  $10,497  $11.23  $2,087,000  $9,662  $10.13
     Operating Expenses                       $1,672,148  $ 4,778  $ 5.03  $1,511,582  $ 4,724  $ 5.05  $  707,520  $3,276  $ 3.44
     Net Operating Income                     $2,508,221  $ 7,166  $ 7.55  $1,847,488  $ 5,773  $ 6.18  $1,379,480  $6,386  $ 6.70
NOTES:                                        None                         Estimated $1.8 million       None
                                                                           worth of work upgrading
                                                                           the clubhouse.
                                                                           (roof and residing)
     PRICE PER UNIT                                      $90,857                       $71,250                     $67,981
     PRICE PER SQUARE FOOT                               $ 95.72                       $ 76.24                     $ 71.31
     EXPENSE RATIO                                          40.0%                         45.0%                       33.9%
     EGIM                                                   7.61                          6.79                        7.04
     OVERALL CAP RATE                                       7.89%                         8.10%                       9.39%
     Cap Rate based on Pro Forma or Actual Income?     PRO FORMA                     PRO FORMA                     ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                               IMPROVED SALES MAP

[MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $64,615 to $90,857 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $74,308 to $90,857 per unit with a mean or average adjusted price of $82,082 per unit. The median adjusted price is $78,519 per unit. Based on the following analysis, we have concluded to a value of $75,000 per unit, which results in an "as is" value of $23,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

SALES ADJUSTMENT GRID

                                                                      COMPARABLE                  COMPARABLE
            DESCRIPTION                      SUBJECT                    I - 1                       I - 2
----------------------------------------------------------------------------------------------------------------
     Property Name                   Autumn Run Apartments     Greenway Trail Apartments  Sherry Naperville
     Address                         1627 Country Lakes Drive  136 Greenway Trail         1821 Washington Street
     City                            Naperville, Illinois      Carol Stream, IL           Naperville, IL
     Sale Date                                                 January, 2003              December, 2002
     Sale Price ($)                                            $21,000,000                $12,600,000
     Net Rentable Area (SF)          245,748                   269,400                    156,600
     Number of Units                 320                       325                        164
     Price Per Unit                                            $64,615                    $76,829
     Year Built                      1986                      1977                       1975
     Land Area (Acre)                22.6454                   14.7500                    9.0900
VALUE ADJUSTMENTS                        DESCRIPTION              DESCRIPTION      ADJ.      DESCRIPTION   ADJ.
     Property Rights Conveyed        Fee Simple Estate         Fee Simple Estate      0%  Fee Simple Estate   0%
     Financing                                                 Cash To Seller         0%  Cash To Seller      0%
     Conditions of Sale                                        Arm's Length           0%  Arm's Length        0%
     Date of Sale (Time)                                       01-2003                0%  12-2002             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                       $64,615                 $76,829
     Location                                                  Inferior               5%  Inferior            5%
     Number of Units                 320                       325                    0%  164                -5%
     Quality / Appeal                Good                      Inferior               5%  Inferior            5%
     Age / Condition                 1986                      1977 / Average         5%  1975 / Average      5%
     Occupancy at Sale               97%                       95%                    0%  93%                 0%
     Amenities                       Good                      Comparable             0%  Comparable          0%
     Average Unit Size (SF)          768                       829                    0%  955                 5%
PHYSICAL ADJUSTMENT                                                                  15%                     15%
FINAL ADJUSTED VALUE ($/UNIT)                                             $74,308                 $88,354

                                             COMPARABLE             COMPARABLE               COMPARABLE
            DESCRIPTION                        I - 3                  I - 4                     I - 5
-------------------------------------------------------------------------------------------------------------
     Property Name                   Remington Apartments    Hunters Glen Apartments   Mill Ponds Apartments
     Address                         525 Fair Meadows Drive  245 North Oakhurst Drive  1331 Modaff Road
     City                            Romeoville, IL          Aurora, IL                Naperville, IL
     Sale Date                       June, 2002              February, 2002            May, 2001
     Sale Price ($)                  $31,800,000             $22,800,000               $14,684,000
     Net Rentable Area (SF)          332,206                 299,040                   205,931
     Number of Units                 350                     320                       216
     Price Per Unit                  $90,857                 $71,250                   $67,981
     Year Built                      1999                    1989                      1988
     Land Area (Acre)                29.1700                 14.8700                   13.4200
VALUE ADJUSTMENTS                       DESCRIPTION    ADJ.     DESCRIPTION      ADJ.     DESCRIPTION   ADJ.
     Property Rights Conveyed        Fee Simple Estate   0%  Fee Simple Estate     0%  Fee Simple Estate  0%
     Financing                       Cash To Seller      0%  Cash To Seller        0%  Cash To Seller     0%
     Conditions of Sale              Arm's Length        0%  Arm's Length          0%  Arm's Length       0%
     Date of Sale (Time)             06-2002             0%  02-2002               0%  05-2001            5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $90,857                $71,250                  $71,381
     Location                        Comparable          0%  Comparable            0%  Inferior           5%
     Number of Units                 350                 0%  320                   0%  216               -5%
     Quality / Appeal                Comparable          0%  Comparable            0%  Inferior           5%
     Age / Condition                 1999 / Very Good   -5%  1989 / Good           0%  1988 / Average     0%
     Occupancy at Sale               93%                 0%  90%                   5%  96%                0%
     Amenities                       Comparable          0%  Comparable            0%  Comparable         0%
     Average Unit Size (SF)          949                 5%  935                   5%  953                5%
PHYSICAL ADJUSTMENT                                      0%                       10%                    10%
FINAL ADJUSTED VALUE ($/UNIT)                 $90,857                $78,375                  $78,519

SUMMARY

VALUE RANGE (PER UNIT)         $74,308 TO $90,857
MEAN (PER UNIT)                $82,082
MEDIAN (PER UNIT)              $78,519
VALUE CONCLUSION (PER UNIT)    $75,000

VALUE OF IMPROVEMENT & MAIN SITE                 $24,000,000
  PV OF CONCESSIONS                             -$    52,000
VALUE INDICATED BY SALES COMPARISON APPROACH     $23,948,000
ROUNDED                                          $23,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                             NOI PER UNIT COMPARISON

                           SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE      NO. OF    -----------           ---------   --------------    ADJUSTMENT INDICATED
    NO.         UNITS      PRICE/UNIT   OAR     NOI/UNIT    SUBJ. NOI/UNIT   FACTOR       VALUE/UNIT
----------------------------------------------------------------------------------------------------
I-1              325      $21,000,000  8.87%   $1,862,908    $1,802,127      0.982         $63,484
                          $    64,615          $    5,732    $    5,632
I-2              164      $12,600,000  7.44%   $  936,858    $1,802,127      0.986         $75,741
                          $    76,829          $    5,713    $    5,632
I-3              350      $31,800,000  7.89%   $2,508,221    $1,802,127      0.786         $71,400
                          $    90,857          $    7,166    $    5,632
I-4              320      $22,800,000  8.10%   $1,847,488    $1,802,127      0.975         $69,501
                          $    71,250          $    5,773    $    5,632
I-5              216      $14,684,000  9.39%   $1,379,480    $1,802,127      0.882         $59,947
                          $    67,981          $    6,386    $    5,632

                 PRICE/UNIT                               VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------------------------------------------------------------------
Low              High        Average      Median        Estimated Price Per Unit                 $    71,000
                                                                                                 -----------
$59,947          $75,741     $68,014      $69,501       Number of Units                                  320

                                                        Value                                    $22,720,000
                                                          PV of Concessions                     -$    52,000
                                                                                                 -----------
                                                        Value Based on NOI Analysis              $22,668,000
                                                                                   Rounded       $22,700,000

The adjusted sales indicate a range of value between $59,947 and $75,741 per unit, with an average of $68,014 per unit. Based on the subject's competitive position within the improved sales, a value of $71,000 per unit is estimated. This indicates an "as is" market value of $22,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE      NO. OF    ----------       EFFECTIVE      OPERATING                 SUBJECT
    NO.          UNITS    PRICE/UNIT      GROSS INCOME     EXPENSE        OER    PROJECTED OER   EGIM
-----------------------------------------------------------------------------------------------------
I-1               325     $21,000,000      $3,104,847    $1,241,939      40.00%                  6.76
                          $    64,615
I-2               164     $12,600,000      $1,441,314    $  504,456      35.00%                  8.74
                          $    76,829
I-3               350     $31,800,000      $4,180,369    $1,672,148      40.00%       39.70%     7.61
                          $    90,857
I-4               320     $22,800,000      $3,359,070    $1,511,582      45.00%                  6.79
                          $    71,250
I-5               216     $14,684,000      $2,087,000    $  707,520      33.90%                  7.04
                          $    67,981

                    EGIM                                 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-------------------------------------------------------------------------------------------------------------
Low         High          Average          Median
---         ----          -------          ------
                                                         Estimate EGIM                                  7.40
                                                                                               -------------
6.76        8.74          7.39             7.04          Subject EGI                           $   3,147,760

                                                         Value                                 $  23,293,424
                                                           PV of Concessions                  -$      52,000
                                                                                               -------------
                                                         Value Based on EGIM Analysis          $  23,241,424
                                                                                   Rounded     $  23,200,000
                                                                         Value Per Unit        $      72,500

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 39.70% before reserves. The comparable sales indicate a range of expense ratios from 33.90% to 45.00%, while their EGIMs range from 6.76 to 8.74. Overall, we conclude to an EGIM of 7.40, which results in an "as is" value estimate in the EGIM Analysis of $23,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $23,300,000.

Price Per Unit                                          $23,900,000
NOI Per Unit                                            $22,700,000
EGIM Analysis                                           $23,200,000

Sales Comparison Conclusion                             $23,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                         Unit Area        ------------------
Unit Type                (Sq. Ft.)        Per Unit    Per SF     %Occupied
--------------------------------------------------------------------------
1Br/1Ba - 1A15              608             $675       $1.11        93.8%
1Br/1Ba - 2A15              624             $734       $1.18        96.9%
1Br/1Ba - 3A15              614             $700       $1.14        97.5%
1Br/1Ba - 4A15              629             $686       $1.09        95.0%
1Br/1Ba - 5A15              751             $740       $0.99        95.0%
1Br/1 Ba- 6A15              774             $769       $0.99       100.0%
2Br/1 Ba - 1B15             837             $855       $1.02        91.7%
2Br/1 Ba - 2B15             857             $844       $0.98       100.0%
2Br/2 Ba - 1C15            1035             $928       $0.90       100.0%
2Br/2 Ba - 2C15            1056             $946       $0.90        97.2%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                  RENT ANALYSIS

                                                                 COMPARABLE RENTS
                                                     ---------------------------------------
                                                        R-1       R-2        R-3       R-4
                                                     ---------------------------------------
                                                                          McDowell
                                                     Country Chantecleer   Place     Hunters
                                                      Lakes     Lakes     Apartments   Glen
                                                     ---------------------------------------
                                                              COMPARISON TO SUBJECT
                                                     ---------------------------------------
                                   SUBJECT  SUBJECT
                    SUBJECT UNIT    ACTUAL  ASKING                       Slightly   Slightly
DESCRIPTION             TYPE        RENT     RENT    Similar   Similar   Superior   Superior     MIN      MAX    MEDIAN   AVERAGE
----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent       1BR/1BA - 1A15  $  675   $  729
Unit Area (SF)                        608      608
Monthly Rent Per
  Sq. Ft.                          $ 1.11   $ 1.20

Monthly Rent       1BR/1BA - 2A15  $  734   $  754
Unit Area (SF)                        624      624
Monthly Rent Per
  Sq. Ft.                          $ 1.18   $ 1.21

Monthly Rent       1BR/1BA - 3A15  $  700   $  759
Unit Area (SF)                        614      614
Monthly Rent Per
  Sq. Ft.                          $ 1.14   $ 1.24

Monthly Rent       1BR/1BA - 4A15  $  686   $  779   $  709                         $  845      $  709   $  845  $  777   $  777
Unit Area (SF)                        629      629      714                            682         682      714     698      698
Monthly Rent Per
  Sq. Ft.                          $ 1.09   $ 1.24   $ 0.99                         $ 1.24      $ 0.99   $ 1.24  $ 1.12   $ 1.12

Monthly Rent       1BR/1BA - 5A15  $  740   $  804   $  759    $  865               $  855      $  759   $  865  $  855   $  826
Unit Area (SF)                        751      751      782       728                  746         728      782     746      752
Monthly Rent Per
  Sq. Ft.                          $ 0.99   $ 1.07   $ 0.97    $ 1.19               $ 1.15      $ 0.97   $ 1.19  $ 1.15   $ 1.10

Monthly Rent       1BR/1 BA- 6A15  $  769   $  824   $  789              $  860                 $  789   $  860  $  825   $  825
Unit Area (SF)                        774      774      850                 800                    800      850     825      825
Monthly Rent Per
  Sq. Ft.                          $ 0.99   $ 1.06   $ 0.93              $ 1.08                 $ 0.93   $ 1.08  $ 1.00   $ 1.00

Monthly Rent       2BR/1 BA - 1B15 $  855   $  914             $  950                           $  950   $  950  $  950   $  950
Unit Area (SF)                        837      837                871                              871      871     871      871
Monthly Rent Per
  Sq. Ft.                          $ 1.02   $ 1.09             $ 1.09                           $ 1.09   $ 1.09  $ 1.09   $ 1.09

Monthly Rent       2BR/1 BA - 2B15 $  844   $  934   $  839    $  975               $  950      $  839   $  975  $  950   $  921
Unit Area (SF)                        857      857      920       976                  875         875      976     920      924
Monthly Rent Per
  Sq. Ft.                          $ 0.98   $ 1.09   $ 0.91    $ 1.00               $ 1.09      $ 0.91   $ 1.09  $ 1.00   $ 1.00

Monthly Rent       2BR/2 BA - 1C15 $  928   $  984   $  869    $1,070               $1,028      $  869   $1,070  $1,028   $  989
Unit Area (SF)                      1,035    1,035      934     1,053                1,017         934    1,053   1,017    1,001
Monthly Rent Per
  Sq. Ft.                          $ 0.90   $ 0.95   $ 0.93    $ 1.02               $ 1.01      $ 0.93   $ 1.02  $ 1.01   $ 0.99

Monthly Rent       2BR/2 BA - 2C15 $  946   $1,019   $  899    $1,300    $1,070     $1,095      $  899   $1,300  $1,083   $1,091
Unit Area (SF)                      1,056    1,056    1,010     1,147     1,160      1,102       1,010    1,160   1,125    1,105
Monthly Rent Per
  Sq. Ft.                          $ 0.90   $ 0.96   $ 0.89    $ 1.13    $ 0.92     $ 0.99      $ 0.89   $ 1.13  $ 0.96   $ 0.98

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                         GROSS RENTAL INCOME PROJECTION

                                                               Market Rent
                                            Unit Area    ---------------------      Monthly        Annual
   Unit Type          Number of Units       (Sq. Ft.)    Per Unit       Per SF      Income         Income
-----------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A15              32                  608       $  675        $1.11      $ 21,600      $  259,200
1Br/1Ba - 2A15              32                  624       $  700        $1.12      $ 22,400      $  268,800
1Br/1Ba - 3A15              40                  614       $  700        $1.14      $ 28,000      $  336,000
1Br/1Ba - 4A15              40                  629       $  725        $1.15      $ 29,000      $  348,000
1Br/1Ba - 5A15              40                  751       $  775        $1.03      $ 31,000      $  372,000
1Br/1 Ba- 6A15              40                  774       $  800        $1.03      $ 32,000      $  384,000
2Br/1 Ba - 1B15             12                  837       $  950        $1.14      $ 11,400      $  136,800
2Br/1 Ba - 2B15             12                  857       $  950        $1.11      $ 11,400      $  136,800
2Br/2 Ba - 1C15             36                1,035       $1,000        $0.97      $ 36,000      $  432,000
2Br/2 Ba - 2C15             36                1,056       $1,000        $0.95      $ 36,000      $  432,000
                                                                        Total      $258,800      $3,105,600

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                   FISCAL YEAR 2000              FISCAL YEAR 2001              FISCAL YEAR 2002
                              -------------------------------------------------------------------------------------
                                        ACTUAL                        ACTUAL                        ACTUAL
                              -------------------------------------------------------------------------------------
     DESCRIPTION                 TOTAL        PER UNIT         TOTAL        PER UNIT        TOTAL         PER UNIT
-------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $3,227,959     $10,08,897     $3,318,897     $   10,372     $3,135,339     $    9,798
  Vacancy                     $  207,246     $      648     $  230,767     $      721     $  272,305     $      851
  Credit Loss/Concessions     $  176,323     $      551     $  139,602     $      436     $  158,576     $      496
                              -------------------------------------------------------------------------------------
    Subtotal                  $  383,569     $    1,199     $  370,369     $    1,157     $  430,881     $    1,347

  Laundry Income              $        0     $        0     $        0     $        0     $        0     $        0
  Garage Revenue              $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue         $  128,218     $      401     $  166,204     $      519     $  185,985     $      581
                              -------------------------------------------------------------------------------------
    Subtotal Other Income     $  128,218     $      401     $  166,204     $      519     $  185,985     $      581
                              -------------------------------------------------------------------------------------

Effective Gross Income        $2,972,608     $    9,289     $3,114,734     $    9,734     $2,890,443     $    9,033

Operating Expenses
  Taxes                       $  312,795     $      977     $  362,778     $    1,134     $  419,487     $    1,311
  Insurance                   $   24,523     $       77     $   41,414     $      129     $   47,224     $      148
  Utilities                   $  137,999     $      431     $  132,430     $      414     $  149,045     $      466
  Repair & Maintenance        $   95,106     $      297     $   91,368     $      286     $   94,313     $      295
  Cleaning                    $    4,790     $       15     $   20,323     $       64     $   12,418     $       39
  Landscaping                 $   24,649     $       77     $   26,165     $       82     $   30,820     $       96
  Security                    $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing         $   64,192     $      201     $   35,421     $      111     $   55,603     $      174
  General Administrative      $  292,613     $      914     $  314,080     $      982     $  268,247     $      838
  Management                  $  156,222     $      488     $  161,278     $      504     $  146,926     $      459
  Miscellaneous               $   87,669     $      274     $   86,654     $      271     $  129,139     $      404
                              -------------------------------------------------------------------------------------
Total Operating Expenses      $1,200,558     $    3,752     $1,271,911     $    3,975     $1,353,222     $    4,229
  Reserves                    $        0     $        0     $        0     $        0     $        0     $        0
                              -------------------------------------------------------------------------------------
Net Income                    $1,772,050     $    5,538     $1,842,821     $    5,759     $1,537,221     $    4,804

                                   FISCAL YEAR 2003              ANNUALIZED 2003
                              -------------------------------------------------------
                                   MANAGEMENT BUDGET               PROJECTION                       AAA PROJECTION
                              ------------------------------------------------------------------------------------------------
     DESCRIPTION                 TOTAL        PER UNIT         TOTAL        PER UNIT        TOTAL         PER UNIT         %
------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $3,120,000     $    9,750     $3,066,008     $    9,581     $3,105,600     $    9,705     100.0%
  Vacancy                     $  186,725     $      584     $  104,512     $      327     $   93,168     $      291       3.0%
  Credit Loss/Concessions     $  114,520     $      358     $   53,684     $      168     $   62,112     $      194       2.0%
                              ------------------------------------------------------------------------------------------------
    Subtotal                  $  301,245     $      941     $  158,196     $      494     $  155,280     $      485       5.0%

  Laundry Income              $        0     $        0     $        0     $        0     $        0     $        0       0.0%
  Garage Revenue              $        0     $        0     $        0     $        0     $        0     $        0       0.0%
  Other Misc. Revenue         $  197,400     $      617     $  248,144     $      775     $  197,440     $      617       6.4%
                              ------------------------------------------------------------------------------------------------
    Subtotal Other Income     $  197,400     $      617     $  248,144     $      775     $  197,440     $      617       6.4%
                              ------------------------------------------------------------------------------------------------
Effective Gross Income        $3,016,155     $    9,425     $3,155,956     $    9,862     $3,147,760     $    9,837     100.0%

Operating Expenses
  Taxes                       $  384,722     $    1,202     $  385,184     $     1,20     $  384,640     $    1,202      12.2%
  Insurance                   $   52,740     $      165     $   50,396     $      157     $   52,800     $      165       1.7%
  Utilities                   $  173,408     $      542     $  157,128     $      491     $  173,440     $      542       5.5%
  Repair & Maintenance        $   86,316     $      270     $  100,580     $      314     $   86,400     $      270       2.7%
  Cleaning                    $        0     $        0     $   19,544     $       61     $        0     $        0       0.0%
  Landscaping                 $   47,305     $      148     $        0     $        0     $   47,360     $      148       1.5%
  Security                    $        0     $        0     $        0     $        0     $        0     $        0       0.0%
  Marketing & Leasing         $   54,222     $      169     $   46,128     $      144     $   54,080     $      169       1.7%
  General Administrative      $  265,730     $      830     $  309,316     $      967     $  265,600     $      830       8.4%
  Management                  $  102,400     $      320     $  155,764     $      487     $   94,433     $      295       3.0%
  Miscellaneous               $   90,962     $      284     $   91,076     $      285     $   90,880     $      284       2.9%
                              ------------------------------------------------------------------------------------------------
Total Operating Expenses      $1,257,805     $    3,931     $1,315,116     $    4,110     $1,249,633     $    3,905      39.7%

  Reserves                    $        0     $        0     $        0     $        0     $   96,000     $      300       7.7%
                              ------------------------------------------------------------------------------------------------
Net Income                    $1,758,350     $    5,495     $1,840,840     $   5,7553     $1,802,127     $    5,632      57.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
            ---------------------------------------------------
                  GOING-IN                      TERMINAL
            ---------------------------------------------------
             LOW            HIGH           LOW           HIGH
---------------------------------------------------------------
RANGE       6.00%          10.00%         7.00%         10.00%
AVERAGE            8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE       OCCUP.         PRICE/UNIT       OAR
----------------------------------------------------------------------
I-1               Jan-03          95%            $64,615        8.87%
I-2               Dec-02          93%            $76,829        7.44%
I-3               Jun-02          93%            $90,857        7.89%
I-4               Feb-02          90%            $71,250        8.10%
I-5               May-01          96%            $67,981        9.39%
                                                    High        9.39%
                                                     Low        7.44%
                                                 Average        8.34%

                               LOCAL BROKER SURVEY

        BROKER                      COMPANY                      MARKET CAP RATE
--------------------------------------------------------------------------------
Class B & C Properties       Real Capital Analytics                5.5% - 7.8%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.75%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.75% indicates a value of $23,100,000. In this instance, the reversion figure contributes approximately 45% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

DISCOUNTED CASH FLOW ANALYSIS

                              AUTUMN RUN APARTMENTS

                                YEAR      MAY-2004        MAY-2005        MAY-2006        MAY-2007        MAY-2008        MAY-2009
                         FISCAL YEAR          1               2              3               4                5               6
------------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                              $3,105,600      $3,198,768      $3,294,731      $3,393,573      $3,495,380      $3,600,242

  Vacancy                                $   93,168      $   95,963      $   98,842      $  101,807      $  104,861      $  108,007
  Credit Loss                            $   62,112      $   63,975      $   65,895      $   67,871      $   69,908      $   72,005
  Concessions                            $   57,600      $        0      $        0      $        0      $        0      $        0
                                         -------------------------------------------------------------------------------------------
    Subtotal                             $  212,880      $  159,938      $  164,737      $  169,679      $  174,769      $  180,012

  Laundry Income                         $        0      $        0      $        0      $        0      $        0      $        0
  Garage Revenue                         $        0      $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                    $  197,440      $  203,363      $  209,464      $  215,748      $  222,220      $  228,887
                                         -------------------------------------------------------------------------------------------
      Subtotal Other Income              $  197,440      $  203,363      $  209,464      $  215,748      $  222,220      $  228,887
                                         -------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $3,090,160      $3,242,193      $3,339,459      $3,439,642      $3,542,832      $3,649,117

OPERATING EXPENSES:
  Taxes                                  $  384,640      $  396,179      $  408,065      $  420,307      $  432,916      $  445,903
  Insurance                              $   52,800      $   54,384      $   56,016      $   57,696      $   59,427      $   61,210
  Utilities                              $  173,440      $  178,643      $  184,002      $  189,523      $  195,208      $  201,064
  Repair & Maintenance                   $   86,400      $   88,992      $   91,662      $   94,412      $   97,244      $  100,161
  Cleaning                               $        0      $        0      $        0      $        0      $        0      $        0
  Landscaping                            $   47,360      $   48,781      $   50,244      $   51,752      $   53,304      $   54,903
  Security                               $        0      $        0      $        0      $        0      $        0      $        0
  Marketing & Leasing                    $   54,080      $   55,702      $   57,373      $   59,095      $   60,868      $   62,694
  General Administrative                 $  265,600      $  273,568      $  281,775      $  290,228      $  298,935      $  307,903
  Management                             $   92,705      $   97,266      $  100,184      $  103,189      $  106,285      $  109,473
  Miscellaneous                          $   90,880      $   93,606      $   96,415      $   99,307      $  102,286      $  105,355
                                         -------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,247,905      $1,287,122      $1,325,735      $1,365,508      $1,406,473      $3,649,117

  Reserves                               $   96,000      $   98,880      $  101,846      $  104,902      $  108,049      $  111,290
                                         -------------------------------------------------------------------------------------------
NET OPERATING INCOME                     $1,746,255      $1,856,191      $1,911,877      $1,969,233      $2,028,310      $2,089,159
------------------------------------------------------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)           40.4%           39.7%           39.7%           39.7%           39.7%           39.7%
  Operating Expense Per Unit             $    3,900      $    4,022      $    4,143      $    4,267      $    4,395      $    4,527
------------------------------------------------------------------------------------------------------------------------------------

                                YEAR       MAY-2010       MAY-2011        MAY-2012        MAY-2013        MAY-2014
                         FISCAL YEAR          7              8                9              10              11
--------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                              $  3,70249      $3,819,496      $3,934,081      $4,052,104      $4,173,667

  Vacancy                                $  111,247      $  114,585      $  118,022      $  121,563      $  125,210
  Credit Loss                            $   74,165      $   76,390      $   78,682      $   81,042      $   83,473
  Concessions                            $        0      $        0      $        0      $        0      $        0
                                         ---------------------------------------------------------------------------
    Subtotal                             $  185,412      $  190,975      $  196,704      $  202,605      $  208,683
                                         ---------------------------------------------------------------------------
  Laundry Income                         $        0      $        0      $        0      $        0      $        0
  Garage Revenue                         $        0      $        0      $        0      $        0      $        0
  Other Misc. Revenue                    $  235,754      $  242,826      $  250,111      $  257,614      $  265,343
                                         ---------------------------------------------------------------------------
    Subtotal Other Income                $  235,754      $  242,826      $  250,111      $  257,614      $  265,343

EFFECTIVE GROSS INCOME                   $ 3,758590      $3,871,348      $3,987,488      $4,107,113      $4,230,326

OPERATING EXPENSES:
  Taxes                                  $  459,280      $  473,059      $  487,250      $  501,868      $  516,924
  Insurance                              $   63,046      $   64,937      $   66,885      $   68,892      $   70,959
  Utilities                              $  207,096      $  213,309      $  219,709      $  226,300      $  233,089
  Repair & Maintenance                   $  103,166      $  106,261      $  109,449      $  112,732      $  116,114
  Cleaning                               $        0      $        0      $        0      $        0      $        0
  Landscaping                            $   56,550      $   58,247      $   59,994      $   61,794      $   63,648
  Security                               $        0      $        0      $        0      $        0      $        0
  Marketing & Leasing                    $   64,574      $   66,512      $   68,507      $   70,562      $   72,679
  General Administrative                 $  317,140      $  326,654      $  336,454      $  346,548      $  356,944
  Management                             $  112,758      $  116,140      $  119,625      $  123,213      $  126,910
  Miscellaneous                          $  108,515      $  111,771      $  115,124      $  118,578      $  122,135
                                         ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,492,127      $1,536,891      $1,582,997      $1,630,487      $1,679,402

  Reserves                               $  114,629      $  118,068      $  121,610      $  125,258      $  129,016
                                         ---------------------------------------------------------------------------
NET OPERATING INCOME                     $2,151,834      $2,216,389      $2,282,881      $2,351,367      $2,421,908
--------------------------------------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)           39.7%           39.7%           39.7%           39.7%           39.7%
  Operating Expense Per Unit             $    4,663      $    4,803      $    4,947      $    5,095      $    5,248
--------------------------------------------------------------------------------------------------------------------

                                                              Gross Residual Sale Price $29,356,464 Deferred Maintenance $         0
Estimated Stabilized NOI $1,802,127  Sales Expense      2.00%   Less: Sales Expense     $   587,129 Add: Excess Land     $         0
                                      Rate
                                                                                        -----------
Months to Stabilized              1  Discount Rate     10.75% Net Residual Sale Price   $28,769,335 Other Adjustments    $         0
                                                                                                                         -----------
Stabilized Occupancy           97.0% Terminal Cap Rate  8.25% PV of Reversion           $10,363,166 Value Indicated By   $23,096,805
                                                                                                     "DCF"
                                                              Add: NPV of NOI           $12,733,638      Rounded         $23,100,000
                                                                                        -----------
                                                              PV Total                  $23,096,805

                          "DCF" VALUE SENSITIVITY TABLE

                                                            DISCOUNT RATE
                                ----------------------------------------------------------------------------------
       TOTAL VALUE                 10.25%            10.50%           10.75%            11.00%            11.25%
------------------------------------------------------------------------------------------------------------------
                     7.75%      $24,586,346       $24,171,266      $23,765,396       $23,368,503       $22,980,357
                     8.00%      $24,225,646       $23,818,644      $23,420,654       $23,031,446       $22,650,799
TERMINAL CAP RATE    8.25%      $23,886,807       $23,487,393      $23,096,805       $22,714,818       $22,341,214
                     8.50%      $23,567,899       $23,175,628      $22,792,006       $22,416,814       $22,049,840
                     8.75%      $23,267,215       $22,881,677      $22,504,624       $22,135,840       $21,775,116

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $52,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH PAGE 36
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                              AUTUMN RUN APARTMENTS

                                                         TOTAL       PER SQ. FT.   PER UNIT     %OF EGI
-------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                           $ 3,105,600      $12.64      $ 9,705

  Less: Vacancy & Collection Loss     5.00%           $   155,280      $ 0.63      $   485

  Plus: Other Income

    Laundry Income                                    $         0      $ 0.00      $     0        0.00%
    Garage Revenue                                    $         0      $ 0.00      $     0        0.00%
    Other Misc. Revenue                               $   197,440      $ 0.80      $   617        6.27%
      Subtotal Other Income                           $   197,440      $ 0.80      $   617        6.27%

EFFECTIVE GROSS INCOME                                $ 3,147,760      $12.81      $ 9,837

OPERATING EXPENSES:
  Taxes                                               $   384,640      $ 1.57      $ 1,202       12.22%
  Insurance                                           $    52,800      $ 0.21      $   165        1.68%
  Utilities                                           $   173,440      $ 0.71      $   542        5.51%
  Repair & Maintenance                                $    86,400      $ 0.35      $   270        2.74%
  Cleaning                                            $         0      $ 0.00      $     0        0.00%
  Landscaping                                         $    47,360      $ 0.19      $   148        1.50%
  Security                                            $         0      $ 0.00      $     0        0.00%
  Marketing & Leasing                                 $    54,080      $ 0.22      $   169        1.72%
  General Administrative                              $   265,600      $ 1.08      $   830        8.44%
  Management                          3.00%           $    94,433      $ 0.38      $   295        3.00%
  Miscellaneous                                       $    90,880      $ 0.37      $   284        2.89%

TOTAL OPERATING EXPENSES                              $ 1,249,633      $ 5.09      $ 3,905       39.70%

  Reserves                                            $    96,000      $ 0.39      $   300        3.05%
                                                      -------------------------------------------------
NET OPERATING INCOME                                  $ 1,802,127      $ 7.33      $ 5,632       57.25%
-------------------------------------------------------------------------------------------------------
  "GOING IN" CAPITALIZATION RATE                             7.75%

  VALUE INDICATION                                    $23,253,254      $94.62      $72,666

  LESS: LEASE-UP COST

  PV OF CONCESSIONS                                  ($    52,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                  $23,201,254

                            ROUNDED                   $23,200,000      $94.41      $72,500
-------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED          $/UNIT         $/SF
---------------------------------------------------------------------------
7.00%             $25,692,674      $25,700,000       $80,313        $104.58
7.25%             $24,804,927      $24,800,000       $77,500        $100.92
7.50%             $23,976,363      $24,000,000       $75,000        $ 97.66
7.75%             $23,201,254      $23,200,000       $72,500        $ 94.41
8.00%             $22,474,590      $22,500,000       $70,313        $ 91.56
8.25%             $21,791,966      $21,800,000       $68,125        $ 88.71
8.50%             $21,149,496      $21,100,000       $65,938        $ 85.86

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $23,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $23,100,000
Direct Capitalization Method                           $23,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $23,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $23,300,000
Income Approach                                      $23,200,000
Reconciled Value                                     $23,300,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 30, 2003 the market value of the fee simple estate in the property is:

                                   $23,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                               SUBJECT PHOTOGRAPHS

[SUBJECT PROPERTY LEASING OFFICE AND PICTURE]

[SUBJECT PROPERTY PICTURE]

[LOOKING SOUTH ON COUNTRY LAKES DRIVE PICTURE]

[SUBJECT PROPERTY TENNIS COURTS PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                           GREENWAY TRAIL APARTMENTS
                               136 Greenway Trail
                                Carol Stream, IL

                                   [PICTURE]

                                 COMPARABLE I-2
                               SHERRY NAPERVILLE
                             1821 Washington Street
                                 Naperville, IL

                                   [PICTURE]

                                 COMPARABLE I-3
                              REMINGTON APARTMENTS
                             525 Fair Meadows Drive
                                 Romeoville, IL

                                   [PICTURE]

                                 COMPARABLE I-4
                            HUNTERS GLEN APARTMENTS
                            245 North Oakhurst Drive
                                   Aurora, IL

                                   [PICTURE]

                                 COMPARABLE I-5
                             MILL PONDS APARTMENTS
                                1331 Modaff Road
                                 Naperville, IL

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                           COMPARABLE
             DESCRIPTION                             SUBJECT                                 R - 1
-----------------------------------------------------------------------------------------------------------------------
   Property Name                   Autumn Run Apartments                     Country Lakes
   Management Company              AIMCO                                     AIMCO
LOCATION:
   Address                         1627 Country Lakes Drive                  1598 Fairway Drive
   City, State                     Naperville, Illinois                      Naperville, IL
   County                          DuPage                                    DuPage
   Proximity to Subject                                                      Next to subject (west)
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)          245,748                                   583,494
   Year Built                      1986                                      1984
   Effective Age                   15                                        15
   Building Structure Type         Brick, wood & vinyl siding; shingle roof  Brick; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)  Open                                      Open, Garages
   Number of Units                 320                                       640
   Unit Mix:                               Type         Unit  Qty.   Mo.          Type        Unit     Qty.     Mo.
                                    1 1Br/1Ba - 1A15     608   32   $675      4 1BD/1BH        714      17     $709
                                    2 1Br/1Ba - 2A15     624   32   $734      5 1BD/1BH        782      72     $759
                                    3 1Br/1Ba - 3A15     614   40   $700      6 1BD/1BH        850      34     $789
                                    4 1Br/1Ba - 4A15     629   40   $686      8 2BD/1BH        920     157     $839
                                    5 1Br/1Ba - 5A15     751   40   $740      9 2BD/2BH        934     288     $869
                                    6 1Br/1 Ba - 6A15    774   40   $769     10 2BD/2BH      1,010      72     $899
                                    7 2Br/1 Ba - 1B15    837   12   $855
                                    8 2Br/1 Ba - 2B15    857   12   $844
                                    9 2Br/2 Ba - 1C15  1,035   36   $928
                                   10 2Br/2 Ba - 2C15  1,056   36   $946

   Average Unit Size (SF)          768                                       912
   Unit Breakdown:                   Efficiency      0%   2-Bedroom     30%    Efficiency      0%   2-Bedroom     81%
                                     1-Bedroom      70%   3-Bedroom      0%    1-Bedroom      19%   3-Bedroom      0%
CONDITION:                         Good                                      Good
APPEAL:                            Good                                      Good
AMENITIES:
   Unit Amenities                      Attach. Garage    X  Vaulted Ceiling      Attach. Garage       Vaulted Ceiling
                                    X  Balcony           X  W/D Connect.      X  Balcony           X  W/D Connect.
                                    X  Fireplace         X  Skylights         X  Fireplace            Skylights
                                    X  Cable TV Ready                         X  Cable TV Ready
   Project Amenities                X  Swimming Pool                          X  Swimming Pool
                                    X  Spa/Jacuzzi          Car Wash             Spa/Jacuzzi          Car Wash
                                       Basketball Court     BBQ Equipment        Basketball Court     BBQ Equipment
                                       Volleyball Court     Theater Room         Volleyball Court     Theater Room
                                    X  Sand Volley Ball     Meeting Hall         Sand Volley Ball     Meeting Hall
                                    X  Tennis Court         Secured Parking      Tennis Court      X  Secured Parking
                                    X  Racquet Ball         Laundry Room         Racquet Ball         Laundry Room
                                       Jogging Track        Business Office      Jogging Track        Business Office
                                       Gym Room                               X  Gym Room
OCCUPANCY:                         97%                                       95%
LEASING DATA:
   Available Leasing Terms         6 to 12 Months                            6 to 12 Months, Variable
   Concessions                     $300 off the first month                  1 month free rent
   Pet Deposit                     $300                                      $250
   Utilities Paid by Tenant:        X  Electric          X  Natural Gas       X  Electric          X  Natural Gas
                                    X  Water             X  Trash             X  Water             X  Trash
   Confirmation                    May 30 2003; Ben Egge (Property Manager)  May 28 2003; Property Manager
   Telephone Number                (630) 983-8411                            (630) 527-2423
NOTES:                                                                       None


   COMPARISON TO SUBJECT:                                                    Similar

                                                  COMPARABLE                                        COMPARABLE
             DESCRIPTION                             R - 2                                            R - 3
------------------------------------------------------------------------------------------------------------------------------------
   Property Name                   Chantecleer Lakes                                 McDowell Place Apartments
   Management Company              Equity Residential                                Equity Residential
LOCATION:
   Address                         1550 Raymond Drive                                1647 Westminster Drive
   City, State                     Naperville, IL                                    Naperville, IL
   County                          DuPage                                            DuPage
   Proximity to Subject            1 mile east of the subject                        1 mile east of the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)          287,392                                           406,400
   Year Built                      1983                                              1988
   Effective Age                   15                                                10
   Building Structure Type         Brick, wood & vinyl siding; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)  Open                                              Open
   Number of Units                 304                                               400
   Unit Mix:                              Type             Unit   Qty.      Mo.            Type             Unit    Qty.     Mo.
                                    5 1BD/1BH               728    48     $  865      6 1BD/1BH              800    160    $  860
                                    7 1BD/1BH/Den           871    76     $  950     10 2BD/2BH            1,140    160    $1,060
                                    8 2BD/1BH               976    72     $  975     10 2BD/1.5BH          1,200     80    $1,090
                                    9 2BD/2BH             1,053    84     $1,070
                                   10 3BD/2BH             1,147    24     $1,300

   Average Unit Size (SF)          945                                               1,016
   Unit Breakdown:                   Efficiency      0%   2-Bedroom     51%            Efficiency      0%   2-Bedroom        60%
                                     1-Bedroom      41%   3-Bedroom      8%            1-Bedroom      40%   3-Bedroom         0%
CONDITION:                         Good                                              Good
APPEAL:                            Good                                              Good
AMENITIES:
   Unit Amenities                      Attach. Garage       Vaulted Ceiling              Attach. Garage       Vaulted Ceiling
                                    X  Balcony           X  W/D Connect.              X  Balcony           X  W/D Connect.
                                    X  Fireplace            Skylights                 X  Fireplace            Skylights
                                    X  Cable TV Ready                                 X  Cable TV Ready
   Project Amenities                X  Swimming Pool                                  X  Swimming Pool     X  Swimming Pool
                                    X  Spa/Jacuzzi          Car Wash                  X  Spa/Jacuzzi          Car Wash
                                       Basketball Court     BBQ Equipment                Basketball Court     BBQ Equipment
                                       Volleyball Court     Theater Room                 Volleyball Court     Theater Room
                                       Sand Volley Ball     Meeting Hall                 Sand Volley Ball     Meeting Hall
                                       Tennis Court         Secured Parking           X  Tennis Court         Secured Parking
                                       Racquet Ball      X  Laundry Room                 Racquet Ball         Laundry Room
                                       Jogging Track     X  Business Office              Jogging Track        Business Office
                                    X  Gym Room                                       X  Gym Room
OCCUPANCY:                         96%                                               96%
LEASING DATA:
   Available Leasing Terms         6 to 12 Months, Variable                          6 to 12 Months, Variable
   Concessions                     $500 off 2BD/2BH                                  1.5 to 2 Months Free
   Pet Deposit                     $200 - $300                                       $400 - $900
   Utilities Paid by Tenant:        X  Electric          X  Natural Gas               X  Electric          X  Natural Gas
                                    X  Water             X  Trash                     X  Water             X  Trash
   Confirmation                    May 30 2003; (Property Manager)                   May 30 2003; (Property Manager)
   Telephone Number                (630) 357-1632                                    (630) 983-7243
NOTES:                             None                                              None

   COMPARISON TO SUBJECT:          Similar                                           Slightly Superior

                                                       COMPARABLE
             DESCRIPTION                                 R - 4
-------------------------------------------------------------------------------------
   Property Name                     Hunters Glen
   Management Company                Laramar Group
LOCATION:
   Address                           245 North Oakhurst Drive
   City, State                       Aurora, IL
   County                            DuPage
   Proximity to Subject              4.5 miles south of the subject
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)            283,376
   Year Built                        1989
   Effective Age                     10
   Building Structure Type           Brick & vinyl siding walls, asphalt shingle roof
   Parking Type (Gr., Cov., etc.)    Open, Garages
   Number of Units                   320
   Unit Mix:                               Type          Unit    Qty.     Mo.
                                      4 1BD/1BH           682     56    $  845
                                      5 1BD/1BH           746     72    $  855
                                      8 2BD/1BH           875     48    $  950
                                      9 2BD/2BH           975     48    $  995
                                      9 2BD/2BH         1,050     60    $1,055
                                     10 2BD/2BH Loft    1,102     36    $1,095

   Average Unit Size (SF)            886
   Unit Breakdown:                     Efficiency      0%   2-Bedroom       60%
                                       1-Bedroom      40%   3-Bedroom        0%
CONDITION:                           Good
APPEAL:                              Good
AMENITIES:
   Unit Amenities                        Attach. Garage    X  Vaulted Ceiling
                                      X  Balcony           X  W/D Connect.
                                      X  Fireplace            Skylights
                                      X  Cable TV Ready
   Project Amenities
                                         Spa/Jacuzzi          Car Wash
                                         Basketball Court     BBQ Equipment
                                      X  Volleyball Court     Theater Room
                                         Sand Volley Ball     Meeting Hall
                                      X  Tennis Court      X  Secured Parking
                                      X  Racquet Ball         Laundry Room
                                         Jogging Track     X  Business Office
                                      X  Gym Room
OCCUPANCY:                           91%
LEASING DATA:
   Available Leasing Terms           6 to 2 Months, Variable
   Concessions                       $1400 move in concession with 14 month lease
   Pet Deposit                       $350 - $500
   Utilities Paid by Tenant:          X  Electric          X  Natural Gas
                                      X  Water             X  Trash
   Confirmation                      May 30 2003; (Property Manager)
   Telephone Number                  (630) 820-9399
NOTES:                               Estimated $1.8 million worth of work upgrading
                                     the clubhouse. (roof and residing)

   COMPARISON TO SUBJECT:            Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                 COUNTRY LAKES
                               1598 Fairway Drive
                                 Naperville, IL

                                   [PICTURE]

                                 COMPARABLE R-2
                               CHANTECLEER LAKES
                               1550 Raymond Drive
                                 Naperville, IL

                                   [PICTURE]

                                 COMPARABLE R-3
                           MCDOWELL PLACE APARTMENTS
                             1647 Westminster Drive
                                 Naperville, IL

                                   [PICTURE]

                                 COMPARABLE R-4
                                  HUNTERS GLEN
                            245 North Oakhurst Drive
                                   Aurora, IL

                                   [PICTURE]

                                      N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Seamus P. King provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                 -s- KENNETH W. KAPECKI
                                              ----------------------------
                                                    Ken Kapecki, MAI
                                          Managing Principal, Real Estate Group
                                             Illinois Certified General Real
                                                    Estate Appraiser
                                                       #153000331

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                                         KENNETH W. KAPECKI, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Kapecki has over 17 years of experience in
                           providing valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                           Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                           Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

  Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

  Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION                  University of Wisconsin - La Crosse
                           Bachelor of Science - Geography

STATE CERTIFICATIONS       State of Illinois, Certified General Real Estate
                           Appraiser, #153000331

                           State of Indiana, Certified General Appraiser, #CG49600008

                           State of Michigan, Certified General Appraiser, #1201003145

                           State of Wisconsin, Certified General Appraiser and Licensed
                           Appraiser, #641

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS                Chicago Chapter, Admissions Committee Member, 1997 -
                            Present

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

VALUATION AND           Appraisal Institute
SPECIAL COURSES           Appraisal Principles
                          Case Studies in Real Estate Valuation
                          Fair Lending and the Appraiser
                          Highest & Best Use and Market Analysis
                          Income Capitalization, Parts A and B
                          Litigation Support: The Appraiser as an Expert Witness
                          Partial Interest Valuation
                          Real Estate Disclosure
                          Report Writing
                          Standards of Professional Practice
                          Valuation of Detrimental Conditions
                          Valuation Theory and Techniques
                        Arthur Andersen, Course Developer
                          Income Capitalization Theory and Techniques
                          Introduction to the Cost Approach
                          Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
AUTUMN RUN APARTMENTS, NAPERVILLE, ILLINOIS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result ad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.